Exhibit 99.1

Flexsteel Reports First Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 25, 2018--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported first quarter financial results.

Net sales for the quarters ended September 30, (in millions):

	2018	2017	$ Change	% Change
Residential	$96.1	$101.8	$(5.7)	-5.6%
Contract	17.4	18.0	(0.6)	-3.3%
Total	$113.5	$119.8	$(6.3)	-5.3%

For the first quarter, net sales were $113.5 million, down 5.3% to prior year quarter. Residential decreased 5.6% within the quarter primarily driven by products sold through ecommerce. The Company experienced higher returns, allowances and promotional costs related to the sales of its ecommerce products as these sales continue to stabilize after the partial implementation of the business information system in the fourth quarter. On a sequential quarter basis, ecommerce product volume improved mid-single digits. Contract net sales decreased 3.3% due to volume declines in commercial office products as we intentionally scaled back our offering in this category to improve profitability offset by strong double-digit growth in our recreational vehicle products.

Gross margin as a percent of net sales for the quarter ended September 30, 2018 was 19.2% compared to 21.8% for the prior year quarter. Higher labor costs drove approximately 200 basis points of deterioration in the fiscal first quarter in comparison to the prior year quarter. Pricing initiatives fully offset inflation in steel, plywood and poly foam in the first quarter. The classification of certain rebates as a reduction of sales to be consistent with ASC Topic 606 also impacted the first quarter results compared to prior year quarter.

Selling, general and administrative (SG&A) expenses were 17.8% of net sales in the quarter ended September 30, 2018 compared to 15.2% of net sales in the prior year quarter. The first quarter SG&A expenses include $1.3 million pre-tax expense for one-time severance and ancillary costs related to the September 9, 2018 retirement of Karel Czanderna, former President and Chief Executive Officer. On an after-tax basis, the expense represents $1.0 million or $0.13 per share. The Company’s SG&A expenses increased 40 basis points to support its strategic digital marketing investment aimed at directly influencing consumers as they dream and plan on-line for future furniture purchases. Quarter results were also impacted by higher costs associated with the new business information system, initial phases of relocating the Dubuque operation to its new facility and lost volume leverage, partially offset by the classification of certain rebates as a reduction of sales to be consistent with ASC Topic 606.

During the prior year quarter, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. On an after-tax basis, the gain represents $1.1 million or $0.14 per share.

The effective tax rate for the current year quarter was 27.0% compared to 37.5% in the prior year quarter. The current fiscal year results were positively impacted by the passage of the Tax Cuts and Jobs Act. For the fiscal year 2019, the Company expects an effective tax rate range of 25% to 27%.

The above factors resulted in net income of $1.3 million or $0.16 per share for the quarter ended September 30, 2018, compared to $6.2 million or $0.78 per share in the prior year quarter.

Working capital (current assets less current liabilities) at September 30, 2018 was $140 million compared to $149 million at June 30, 2018. Changes in working capital include decreases of $6 million in inventory, $4 million in cash and cash equivalents and increases of $2 million in accounts payable and $2 million in investments.

All earnings per share amounts are on a diluted basis.

Outlook

The Company expects sequential near-term revenue and earnings growth, subject to the impact of current and impending tariffs. The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. We strive for an agile business model and supply chain to adapt to changing customer requirements in all the markets we serve with the expectations that the Company grows faster than the market. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of its shareholders.

The management team is focused on making progress in three key areas to improve business results. With the implementation of the new business information system in the fourth quarter, the Company experienced higher than expected disruption to customers which resulted in service level penalties and volume impacts. The management team made progress on stabilizing the system and expects to see improvement in service level during the remainder of fiscal 2019. However, given the disruption, especially in ecommerce products, the Company expects volume to recover at a slower rate over the coming quarters.

Labor in the first quarter improved in comparison to the fourth quarter results as the Company reduced excess labor capacity and annualized the government mandated labor wage increase in our Mexican facility. Labor efficiency and utilization continued to be a challenge in the quarter. The management team is identifying and implementing additional initiatives to further mitigate increased labor costs.

Last, import tariffs were implemented late in the first fiscal quarter. The Company participated in the October High Point Market and is anticipating potential for volume declines if the tariff is escalated to 25%. The Company has reduced acquisition costs and increased prices to mitigate but not eliminate the tariff impact. If new tariffs are levied, additional cost reductions and price increases would be required to mitigate negative impacts on the business. Current and future price increases may have an adverse impact on volume. Inability to reduce acquisition costs or pass through pricing to mitigate the tariffs poses significant risk to current and future earnings.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 is celebrating its 125th anniversary of the Company’s founding in 1893. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel Spring™ – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, hotel, healthcare, recreational vehicle, marine and office, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, product recalls, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2018	2018

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,349	$27,750
Investments	17,950	15,951
Trade receivables, net	42,623	41,253
Inventories	90,284	96,204
Other	8,478	8,476
Total current assets	182,684	189,634

NONCURRENT ASSETS:
Property, plant, and equipment, net	99,178	90,725
Other assets	4,331	3,934

TOTAL	$286,193	$284,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$19,510	$17,228
Accrued liabilities	23,324	23,701
Total current liabilities	42,834	40,929

LONG-TERM LIABILITIES:
Other long-term liabilities	1,701	1,666
Total liabilities	44,535	42,595

SHAREHOLDERS’ EQUITY	241,658	241,698

TOTAL	$286,193	$284,293

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands, except per share data)

	Quarter Ended
	September 30,
	2018	2017
NET SALES	$113,487	$119,834
COST OF GOODS SOLD	(91,696)	(93,694)
GROSS MARGIN	21,791	26,140
SELLING, GENERAL AND ADMINISTRATIVE	(20,196)	(18,236)
GAIN ON SALE OF FACILITY	--	1,835
OPERATING INCOME	1,595	9,739
OTHER INCOME	181	141
INCOME BEFORE INCOME TAXES	1,776	9,880
INCOME TAX PROVISION	(480)	(3,700)
NET INCOME	$1,296	$6,180

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,875	7,830
Diluted	7,921	7,937

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.16	$0.79
Diluted	$0.16	$0.78

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Quarter Ended
	September 30,
	2018	2017

OPERATING ACTIVITIES:
Net income	$1,296	$6,180
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,903	1,847
Stock-based compensation expense	549	353
Deferred income taxes	(376)	896
Change in provision for losses on accounts receivable	--	(75)
Gain on disposition of capital assets	(33)	(1,842)
Changes in operating assets and liabilities	6,559	(5,827)
Net cash provided by operating activities	9,898	1,532

INVESTING ACTIVITIES:
Net (purchases) proceeds of investments	(2,001)	3,998
Proceeds from sale of capital assets	33	6,152
Capital expenditures	(10,434)	(5,075)
Net cash (used in) provided by investing activities	(12,402)	5,075

FINANCING ACTIVITIES:
Dividends paid	(1,729)	(1,565)
Proceeds from issuance of common stock	43	3
Shares issued to employees, net of shares withheld	(211)	(473)
Net cash used in financing activities	(1,897)	(2,035)

(Decrease) increase in cash and cash equivalents	(4,401)	4,572
Cash and cash equivalents at beginning of period	27,750	28,874
Cash and cash equivalents at end of period	$23,349	$33,446

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Marcus D. Hamilton, 563-585-8122
Chief Financial Officer